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                                                                     EXHIBIT 5.1


                              ACCOUNTANTS' CONSENT


The Board of Directors
Ballard Power Systems Inc.

We consent to the use of our audit report dated February 14, 2002, on the consolidated balance sheets of Ballard Power Systems Inc. as at December 31, 2001 and 2000, and the consolidated statements of operations and accumulated deficit and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated by reference, and our audit report dated December 10, 2002 on the related supplemental note entitled "Item 18 Reconciliation with United States Generally Accepted Accounting Principles", included herein and our audit report dated December 12, 2001 on the XCELLSIS GmbH supplemental information entitled "reconciliation with Canadian generally accepted accounting principles" incorporated by reference, and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP



Vancouver, Canada
December 11, 2002